Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Old National Bancorp 2008 Incentive Compensation Plan of our report dated March 11, 2022, with respect to the consolidated financial statements of First Midwest Bancorp, Inc. as of and for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Chicago, Illinois

October 4, 2022